UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

6300 Merrill Creek Parkway, Suite B, Everett, WA 98203
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 06, 2012, Zumiez Inc. (the "Company") entered into a 10 year lease agreement with Fastenal Company, a Minnesota corporation (the "Landlord") to lease up to 153,095 square feet in Edwardsville, Kansas for the purpose of relocating its ecommerce fulfillment center (referred to in this report as the “Ecommerce Operations”), which is currently located at the Company’s headquarters in Everett, Washington.  The Company is currently working on a transition plan from its existing facility to Edwardsville and anticipates starting operations in Edwardsville in May of 2012.

The Company’s ecommerce business has been growing significantly for several years necessitating additional capacity to support the business. The current strong growth trajectory and business outlook indicates additional space is needed and the space in Edwardsville is an ideal location to support many years of continued business growth.

The Company continually evaluates opportunities to reduce its supply chain complexity, increase the speed to get products to its customers, and to lower costs. The Company believes that it can be more effective distributing its products through its Ecommerce Operations located in Edwardsville, Kansas due to the proximity to all major metropolitan areas in the United States compared to the more remote location currently in Everett, Washington. The Company believes that in addition to increasing the speed at which it gets product to its customers, it can lower its freight and distribution costs once the new fulfillment center in Edwardsville is running effectively and at full capacity. Ecommerce Operations at the Everett, Washington facility are expected to cease by the end of May 2012.

In conjunction with the plan to relocate the Everett, Washington based Ecommerce Operations, the Company expects to incur approximately $0.9 to $1.0 million in expenses related to the move. Such charges consist of approximately $0.5 to $0.6 million of severance and other employee related costs, and approximately $0.4 million in moving and new facility costs to transition to the new Edwardsville, Kansas location.

In addition to the announcement to relocate the Ecommerce Operations, the Company plans to relocate its corporate headquarters in Everett, Washington in the second quarter of fiscal 2012. The Company’s new headquarters will be in Lynnwood Washington, which is approximately 10 miles south of the existing location, and is being built on the property acquired in 2010. Once the Ecommerce Operations and the corporate headquarters have relocated, the Company expects to incur one time charges related to its ceasing use at the Everett facility of approximately $1.2 million. These charges are associated with estimated moving expenses and lease obligations, that the Company is contractually obligated to honor through 2017.

The Company estimates the charges in the first quarter of fiscal 2012 related to the above described relocation to be approximately $0.4 million ($0.3 million after tax), or approximately $0.01 cent per diluted share. The Company estimates these charges in the second quarter of fiscal 2012 to be approximately $1.8 million ($1.1 million after tax), or approximately $0.03 cents per diluted share. The Company estimates charges for the balance of 2012 will be minimal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: February 9, 2012	By:	/s/ Marc D. Stolzman
Marc D. Stolzman
Chief Financial Officer